SCHEDULE 14A
                              (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)
Filed by the registrant  [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

     [ ]  Preliminary Proxy Statement        [ ]  Confidential, For Use of
     [X]  Definitive Proxy Statement              the Commission Only (as
                                                  permitted by Rule

     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to         14a-6(e)(2)
          Rule 14a-11(c) or Rule 14a-12

                    Veterinary Centers of America, Inc.
--------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No Fee Required
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------
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          pursuant to Exchange Act Rule 0-11.

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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     (1)  Amount previously paid:

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
                    VETERINARY CENTERS OF AMERICA, INC.
                                ___________

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                ___________

                         To Be Held June 17, 1997

TO OUR STOCKHOLDERS:

     Notice is hereby given that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Veterinary Centers of America, Inc. ("VCA" or the "Company") will be held at VCA's offices at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, on June 17, 1997, at
10:00 a.m., Los Angeles time, for the following purposes:

     1. To elect two Class I Directors to the Board of Directors of VCA, each to hold office for three years and until their respective successors are elected;


     2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

     Only holders of record of the Common Stock of the Company at the close of business on April 24, 1997 are entitled to notice of and to vote at the Annual Meeting and adjournments or postponements thereof.

      All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person, even though he or she has returned a Proxy.


                              By Order of the Board of Directors


                              Arthur J. Antin
                              CHIEF OPERATING OFFICER, SENIOR VICE
                              PRESIDENT AND SECRETARY

3420 Ocean Park Boulevard
Santa Monica, California 90405

May 12, 1997

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                    VETERINARY CENTERS OF AMERICA, INC.
                   3420 Ocean Park Boulevard, Suite 1000
                      Santa Monica, California 90405
                              (310) 392-9599
                              ______________


                              PROXY STATEMENT
                      ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD JUNE 17, 1997


     This Proxy Statement is being furnished to holders of common stock of Veterinary Centers of America, Inc., a Delaware corporation ("VCA" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of VCA (the "Board") for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on June 17, 1997 at VCA's offices at 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof.


     At the Annual Meeting, the stockholders of the Company will vote upon:
(i) the election of two Class I directors for a term of three years; and
(ii) such other matters as may properly come before the Annual Meeting and any and all adjournments thereof.


     All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will unless otherwise directed be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

     The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of Proxies will be borne by the Company. It is contemplated that the proxies will be solicited through the mails, but officers, directors and regular employees of the Company may solicit Proxies personally. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy materials to stockholders whose stock in the Company is held of record by such entities. In addition, the Company may use the services of individuals or companies it does not regularly employ in connection with the solicitation of Proxies if management determines it advisable.

                             VOTING SECURITIES

     The close of business on April 24, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments of the Annual Meeting. As of the record date, the Company had outstanding 19,346,681 shares of Common Stock, par value $.001 per share (the "Common Stock"), the only outstanding voting securities of the Company. As of the record date, the Company had 674 stockholders of record. A stockholder is entitled to cast one vote for each share held of record on the record date on all matters to be considered at the Annual Meeting. Abstentions and shares held by brokers that are prohibited from exercising discretionary authority will be counted as present for the purposes of determining if a quorum is present.

     Directors are elected by the affirmative vote of a majority of the votes cast. Stockholders may not cumulate their votes. The two candidates receiving the highest number of votes will be elected. All other matters that may properly come before the meeting require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Abstentions and broker non-votes will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.


                       ELECTION OF CLASS I DIRECTORS

     In accordance with its Certificate of Incorporation and Bylaws, the Board is divided into three classes. At each Annual Meeting of stockholders of VCA, directors constituting one class are elected for three-year terms. The Bylaws provide that the Board of Directors shall consist of not less than three and no more than nine members as determined from time to time by the Board of Directors. The Board of Directors currently consists of two Class I Directors, with terms expiring in 1997, two Class II Directors, with terms expiring in 1999, and two Class III Directors, with terms expiring in 1998. At the Annual Meeting, two Class I Directors will be elected for terms expiring at the 2000 Annual Meeting.
If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Directors may be removed only with cause by the vote of a majority of the stockholders then entitled to vote.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If either nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any postponements or adjournments thereof, the proxies will be voted for such nominee as shall be designated by the current Board of Directors to fill the vacancy. VCA has no reason to believe that either nominee will be unwilling or unable to serve if elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

     The Board of Directors proposes the election of the following nominees as Class I Directors:

                              Robert L. Antin
                             Richard Gillespie

     If elected, each nominee is expected to serve until the 2000 Annual Meeting of Stockholders. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and voting on the election of the Class I Directors, is required for the election of the above named nominees.

                                MANAGEMENT

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE
OFFICERS

     The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of VCA as of March 31, 1997.

NAME                          AGE   POSITION
----                          ---   --------

NOMINEES:

Robert L. Antin               47   Chairman of the Board and Chief
                                   Executive Officer

Richard Gillespie, M.D.       63   Director

CONTINUING DIRECTORS:

Arthur J. Antin               50   Chief Operating Officer, Senior Vice
                                   President, Secretary and Director


Neil Tauber                   46   Senior Vice President of Development
                                   and Director


John B. Chickering, Jr.       48   Director

John A. Heil                  43   Director


OTHER EXECUTIVE OFFICERS:

Tomas W. Fuller               39   Chief Financial Officer, Vice President
                                    and Assistant Secretary

     The executive officers of VCA are appointed by and serve at the discretion of the Board of Directors. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer of VCA.

     MR. ROBERT L. ANTIN, a founder of VCA, has served as Chief Executive Officer, President and Chairman of the Board of VCA since its inception. Mr. Antin is responsible for directing all aspects of VCA's business. From September 1983 until founding VCA, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare Corp., a publicly held company which owned, operated and developed free-standing outpatient surgical centers. AlternaCare Corp. was acquired by Medical Care International in 1988. From July 1978 until September 1983, Mr. Antin was employed as an officer by American Medical International, Inc. ("AMI"), an owner and operator of health care facilities. While at AMI, Mr. Antin initially served as Director of Marketing of Professional Hospital Services, then as Director of New Business Development responsible for non-hospital related acquisitions and development, and most recently as a Vice President of AMI and President of AMI Ambulatory Center, Inc., a subsidiary of AMI operating a chain of ambulatory care centers. Mr. Antin received his MBA degree with a certification in hospital and health administration from Cornell University in 1975.

     RICHARD GILLESPIE, M.D., was elected to the Board of Directors in June 1995. Dr. Gillespie is a private investor who has investments in several companies in the United States. From 1983 to 1987, Dr. Gillespie was Vice-President, a director and co-founder of AlternaCare Corp. Dr. Gillespie also has served as a director for several other companies, including Lansinoh Laboratories, Inc. and Geriatric Medical Center, and as the general partner of Outpatient Diagnostics Center. Dr. Gillespie holds an MD degree from the University of Tennessee College of Medicine.


     MR. ARTHUR J. ANTIN, a founder of VCA, has served as Chief Operating Officer, Senior Vice President, Secretary and a Director of VCA since its inception, and is currently responsible for managing animal hospital and veterinary laboratory operations for VCA. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp., in which he developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA degree in Community Health from New York University and a Post Graduate Certificate in Structured Programming and Business Application design from Columbia University.


     MR. NEIL TAUBER, a founder of VCA, has served as Senior Vice President of Development and a Director of VCA since its inception and is currently responsible for identifying and effecting the acquisition of independent animal hospitals and veterinary diagnostic laboratories. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare Corp., where his responsibilities included the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.


     MR. JOHN B. CHICKERING, JR., a Certified Public Accountant, currently is a private investor and independent consultant. Mr. Chickering served as the Vice President - Financial Administration for Warner Bros. International Television Distribution until February 1996. Prior to his employment at Warner Bros., Mr. Chickering served as a staff accountant at KPMG Peat Marwick from August 1975 to June 1977. Mr. Chickering holds an MBA degree with emphasis in accounting and finance from Cornell University. Mr. Chickering has served as a Director of VCA since November 1988.


     MR. JOHN A. HEIL, currently serves as the Vice President-Marketing for Heinz Pet Products. Since 1978, Mr. Heil has served in various capacities with other affiliates of the H.J. Heinz Company, including General Manager, Marketing of Ore-Ida Foods, Inc. and Vice President - Marketing and Sales of Star-Kist Foods, Inc. Mr. Heil holds a BA degree in economics from Lycoming College. Mr. Heil has served as a Director of VCA since May 1995.

     MR. TOMAS W. FULLER joined VCA in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. Prior to joining VCA, from 1980 to 1987, Mr. Fuller served as an audit manager for Arthur Andersen LLP. Mr. Fuller holds a BA degree in business/economics from the University of California at Los Angeles (UCLA).

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of seven meetings during the fiscal year ended December 31, 1996. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee or a committee performing similar functions. During the fiscal year ended December 31, 1996, each director attended at least 75% of the meetings of the Board of Directors held while he was a director and of the Committees of the Board on which he served.

     The Audit Committee met one time and the Compensation Committee met one time during the fiscal year ended December 31, 1996. The Audit Committee's functions include recommending to the Board of Directors the engagement of VCA's independent auditors, reviewing and approving the services performed by the independent auditors and reviewing and evaluating VCA's accounting policies and internal accounting controls. The

Compensation Committee reviews and approves the compensation of officers and key employees and determines and approves the granting of options under VCA's various stock incentive plans. During the fiscal year ended December 31, 1996, the members of the Audit Committee were Messrs. Robert L. Antin, John B. Chickering, Jr. and Richard Gillespie; and the members of the Compensation Committee were Messrs. John B. Chickering, Jr. and Richard Gillespie, M.D.

COMPENSATION OF DIRECTORS

     Directors of VCA who are not also employees of VCA receive $1,000 for each meeting of the Board of Directors that they attend in person plus reimbursement of all out-of-pocket expenses incurred in attending such meetings. In addition, the non-employee directors, each were granted options to purchase 10,000 shares of Common Stock upon appointment or election to the Board of Directors. On the respective anniversaries of their joining the Board of Directors, each of the non-employee directors, if they retain such status, will receive an additional option to purchase 5,000 shares of Common Stock.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Except as disclosed in this Proxy Statement, neither the nominees for election as Directors of the Company, the Directors or senior officers of the Company nor any stockholder owning more than five percent of the issued shares of the Company, or any of their respective associates of affiliates, had any material interest, direct or indirect, in any material transaction to which the Company was a party during the year ended December 31, 1996, or which is presently proposed.

     See "Employment Agreements" for a summary of employment agreements with certain of the Company's executive officers.

     On January 21, 1997, Mr. Robert Antin, Mr. Arthur Antin and Mr. Neil Tauber (the "Officers") each exercised options to purchase 135,333, 48,000 and 14,666 shares of Common Stock of the Company, respectively. In connection therewith, each Officer executed a four year 6.77% promissory note in favor of the Company in the principal amounts of $459,399.75, $86,000.00 and $10,999.50, respectively. The interest rate is equal to the thirty year treasury bill rate on January 21, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last fiscal year, executive compensation and the grant of options under VCA's various stock incentive plans was administered by the Compensation Committee of the Board. The directors of the Corporation who served on the Compensation Committee were Richard Gillespie and John B. Chickering, Jr. Neither of Messrs. Chickering or Gillespie is, nor has either of them ever been, an officer or employee of VCA.

REPORT OF THE COMPENSATION COMMITTEE

     The following report of the Compensation Committee to the Board shall not be deemed to be included in or incorporated by reference into any filing by VCA under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act of 1934, as amended (the "Exchange Act") including any filing that incorporates Securities Act or Exchange Act filings in whole or in part by reference.

GENERAL

     The Compensation Committee of the Board (the "Committee") is responsible for establishing and administering the policies that govern executive compensation for executive officers and key employees of VCA.

COMPENSATION PHILOSOPHY

     VCA's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with VCA's strategic goals so as to align the interests of executive management with the long-term interests of VCA's stockholders; (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of VCA;
(3) recognize outstanding individual contributions; and (4) provide compensation opportunities which are competitive to those offered by other companies of similar size and performance. To achieve these goals, VCA's executive compensation program consists of three main elements: (i) base salary, (ii) annual cash bonus and (iii) long-term incentives. Each element of compensation has an integral role in the total executive compensation program.

BASE SALARY

     Base salaries for executive officers are determined on an annual basis by evaluating each executive officer's, including Mr. Robert Antin's, position, duties, responsibilities, tenure, performance and potential contributions to VCA. This determination also takes into account the Committee's assessment of competitive compensation packages for comparable positions in the Southern California market. The financial performance of VCA is also considered. Finally, factors consistent with VCA's overall compensation policy are taken into account.

     Effective February 1, 1997, the Company entered into amendments (the "Amended Agreements") to the employment agreements (the "Original Agreements") between the Company and each of Robert L. Antin, Arthur J. Antin and Neil Tauber. The Amended Agreements do not modify the annual base salaries paid pursuant to the Original Agreements. The Committee has determined to have a survey prepared by a compensation consulting firm with respect to comparable compensation packages provided to executives in similarly situated companies, and upon review of the results of the survey will establish annual salaries and bonuses for these officers.

     VCA also provides to its employees (including Mr. Robert Antin and the other officers) medical insurance and other customary employee benefits. VCA pays term life insurance premiums for the benefit of Messrs. Robert Antin, Arthur Antin, Neil Tauber and Tomas Fuller, which amounted in fiscal 1996 to approximately $31,800, $22,600, $19,440 and $20,000, respectively.

ANNUAL CASH BONUSES

     Historically, executive officers have been eligible for annual incentive bonuses in amounts determined at the discretion of the Committee. Commencing in fiscal 1995, the Committee determined to place greater weight on long-term incentives represented by stock options than on the award of annual cash bonuses. Consequently, with the concurrence of the executive officers, VCA awarded no cash bonuses to the executive officers with respect to fiscal 1996. As indicated above, upon review of the compensation survey, the Committee will establish bonuses for the executive officers. The Committee intends that annual cash bonuses be part of VCA's long-term executive compensation program and may elect to continue the practice in fiscal 1997 and subsequent years. Historically, the Committee has considered an award of an annual bonus subjectively, taking into account factors such as the financial performance of VCA, increases in stockholder value, the enhancement of VCA's image and reputation, expansion into new markets, and the achievement of corporate goals and individual performance. The Committee has attributed various weights to these factors based upon their perceived relative importance to VCA at the time compensation determinations were made.

LONG-TERM INCENTIVES

     The Committee provides VCA's executive officers with long-term incentive compensation through grants of stock options. The Committee is responsible for selecting the individuals to whom grants should be made, the timing of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide VCA's executive officers with the opportunity to purchase and maintain an equity interest in VCA and to share in the appreciation of the value of the Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of VCA. The Committee considers the grant of each option (including those granted to Mr. Robert Antin) subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry. The Company has established option grants to the executive officers that it believes are at an appropriate level to provide long term incentive to the executive officers over five years. The Company has determined that these grants better align the interests of these officers with the stockholders.

CHIEF EXECUTIVE OFFICER

     Effective February 1, 1997, the Company and Mr. Robert Antin entered into an amended and restated employment agreement (the "Amended Agreement") (see --Employment Agreements"). Pursuant to the Amended Agreement, Mr. Robert Antin's base salary remained at $265,000 and the size of the stock option grant set forth therein (options to purchase an aggregate of 900,000 shares of Common Stock) was determined based upon Mr. Robert Antin's services to VCA and the financial performance of VCA in the fiscal year ended December 31, 1996. The most important criteria relied upon by the Compensation Committee was its assessment of the leadership and vision provided by Mr. Antin in securing substantial progress toward the achievement of VCA's long-term strategic goals. In particular, the Compensation Committee took into account the expansion of VCA's presence in the animal hospital business with the acquisitions of Pets' Rx, Inc. in June 1996 and The Pet Practice, Inc. in July 1996 which, collectively, added approximately 75 hospitals to VCA's network of animal hospitals, after certain consolidations and closures. In addition, VCA significantly expanded its laboratory business in northern California and in the mid-western states with the acquisitions of Southwest Veterinary Diagnostics, Inc. and Associated Pathologists Laboratories. Also, in April 1996, the Company successfully completed an offering of 5.25% Convertible Subordinated Debentures due 2006 pursuant to which the Company raised $84,385,000.


SUMMARY

     The Committee believes that its executive compensation philosophy of paying VCA's executive officers by means of base salaries, annual cash bonuses and stock option grants, as described in this report, serves the interests of VCA and VCA's stockholders.


Compensation Committee:       John B. Chickering, Jr.
                              Richard Gillespie, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VCA

     The following table sets forth certain information provided by VCA regarding beneficial ownership of VCA Common Stock as of March 31, 1997 by
(i) the Chief Executive Officer and each of the other persons who during the year ended December 31, 1996 were among the four most highly compensated officers of the Company (the "Named Executive Officers"); (ii) each Director of the Company; (iii) each person known to VCA to be the beneficial owner of more than 5% of the outstanding Common Stock, and (iv) all Directors and executive officers of VCA as a group. Except as may be indicated in the footnotes to the table, each of such persons has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws. The address of each person listed is in care of VCA, 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405, unless otherwise set forth below such person's name.



Name and Address                  Number of Shares(1)  Percent of Class
----------------                  ------------------  ----------------
Scudder, Stevens & Clark, Inc.         1,022,600               5.6%
345 Park Avenue
New York, New York  10154

Robert L. Antin (2)                      971,091                5.0

Arthur J. Antin (3)                      401,870                2.1

Neil Tauber (4)                          245,777                1.3

Tomas W. Fuller (5)                      165,945                 *

Deborah W. Moore (6)                      26,528                 *

John B. Chickering, Jr. (7)               17,500                 *

Richard Gillespie, M.D. (8)               17,500                 *

John A. Heil (9)                           7,500                 *

All of VCA's executive officers and    1,827,183                9.1%
directors as a group (8 persons)
(3)(4)(5)(7)(8)(9)(10)

__________________________________

* Less than one percent.

(1) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 31, 1997.

(2) Includes (i) 101,866 shares held by Mr. Robert Antin's minor children and (ii) 230,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.


PAGE 8

(3) Includes (i) 50,000 shares which Mr. Arthur J. Antin holds as custodian for Mr. Robert L. Antin's minor children under the California Uniform Gifts to Minor's Act, (ii) 43,666 shares held by Mr. Arthur J. Antin's minor children; and (iii) 189,611 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(4) Includes 196,111 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(5) Consists of 165,945 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(6) Includes 13,267 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(7) Includes 15,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(8) Includes 12,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(9) Includes 7,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(10) Ms. Moore tendered her resignation to the Company effective December 31, 1996 and the shares of stock beneficially owned by Ms. Moore are not included in those shares owned by all of the Company's directors and executive officers as a group.

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, as to the Named Executive Officers, information concerning all compensation paid for services to VCA in all capacities during the last three fiscal years.


                                                    SUMMARY COMPENSATION TABLE

                                                                                                   Long Term
                                                          Annual Compensation                    Compensation
                              __________________________________________________________________________________
Name and Principal                                                          Other Annual         Stock Option
Position                        Year           Salary         Bonus        Compensation (1)         Awards (2)
_________________________       ____           ________       ________     ________________       _____________
Robert L. Antin                 1996           $262,404       $ -0-        $8,800                    -0-
  Chairman of the               1995            241,091         -0-         8,800                  280,000
  Board and Chief               1994            205,730       30,890(3)     9,600                   25,000
  Executive Officer

Arthur J. Antin                 1996            187,039         -0-         7,200                    -0-
  Chief Operating               1995            170,915         -0-         7,200                  140,000
  Officer, Senior               1994            146,953       21,480 (3)    7,200                   25,000
  Vice President
  and Secretary

Neil Tauber                     1996           160,038          -0-         7,200                  -0-
  Senior Vice                   1995           144,038          -0-         7,200                120,000
  President of                  1994           120,000        17,592 (3)    7,200                 25,000
  Development


Tomas W. Fuller                 1996           134,038          -0-         7,200                  -0-
  Chief Financial               1995           101,214          -0-         6,000                110,000
  Officer, Vice                 1994            92,500        13,090 (3)    6,000                 10,000
  President and
  Assistant Secretary

Deborah Moore                   1996           91,000         10,000          -0-                   -0-
  Chief Accounting
  Officer, Vice
  President and
  Controller (4)

__________

(1)  Includes automobile allowance.
(2) All numbers reflect the number of shares of Common Stock subject to options granted during the fiscal year.
(3) Reflects bonus awards granted in March 1995 for services rendered during the fiscal year ended December 31, 1994.
(4) Ms. Moore became an executive officer of the Company in the fiscal year ended December 31, 1996 and tendered her resignation to the Company effective December 31, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no stock options granted to a Named Executive Officer in the fiscal year ended December 31, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during the fiscal year ended December 31, 1996 and the value of unexercised options at December 31, 1996 based upon the closing price of the Common Stock on the Nasdaq National Market on December 31, 1996 ($11.00 per share).

                                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                   AND FISCAL YEAR-END OPTION VALUES

                                                               Number of Securities            Value of All Unexercised
                                                               Underlying Unexercised          In-the-Money Options at Fiscal
                            Shares Acquired on     Value       Options at Fiscal Year-End      Year End (1)
Name                        Exercise               Realized    Exercisable/Unexercisable       Exercisable/Unexercisable
___________________        ___________________   __________    ___________________________     _______________________________
Robert L. Antin               -0-                  -0-         309,083/131,250                 $1,134,628/$44,010
Arthur J. Antin               -0-                  -0-         207,750/70,250                     993,868/45,157
Neil Tauber                   -0-                  -0-         185,083/59,583                     866,674/35,677
Tomas W. Fuller             60,000               $768,141      144,417/51,250                     596,468/19,271
Deborah Moore               8,733                177,212        13,267/0                          31,002/0



EMPLOYMENT AGREEMENTS

     On January 1, 1994, VCA entered into employment agreements (the "Original Agreements") with each of Robert L. Antin, Arthur J. Antin, and Neil Tauber, which were amended effective February 1, 1997 (the "Amended Agreements"). The current base salaries of these officers are those which the Company is obligated to pay under the Original Agreements. Upon amendment to extend the term of each Original Agreement, base salaries were not modified. The Compensation Committee has determined to have a survey prepared by a compensation consultanting firm with respect to comparable compensation packages provided to executives in similarly situated industries and upon review of the results of the survey, will establish annual salaries and bonuses for these officers. Pursuant to the Amended Agreements each of Robert Antin, Arthur Antin and Neil Tauber were granted options to purchase 900,000, 450,000 and 360,000 shares of Common Stock of the Company, respectively. These grants of stock options are expected to serve as long-term compensation for these officers over the next five years. Accordingly, the Compensation Committee does not expect to grant additional options to purchase Common Stock to these officers during the next five years. In addition, the Board has determined that executive officers of VCA may earn bonuses during each calendar year based upon management achieving performance goals established by the Compensation Committee of the Board of Directors on an annual basis.


     If employment is terminated due to the death or disability of the employee, the agreements provide that VCA will pay the affected employee severance pay equal to five years' base salary. If employment is terminated by VCA without cause or by the employee for cause, the affected employee is entitled to severance pay in an amount equal to five years' base salary plus an amount equal to five times (a) in the event no previous bonus has been paid or is payable to the affected employee, 20% of the affected employee's base salary, and (b) in the event at least one bonus has been paid or is payable to the affected employee, the average bonus based on all bonuses paid or payable to the affected employee. If employment is terminated due to a change in control of VCA, the affected employee is entitled to severance pay in an amount equal to five years' base salary plus an amount equal to (a) in the event no previous bonus has been paid or is payable to the affected employee, 20% of the affected employee's salary, and (b) in the event at least one bonus has been paid or is payable to the affected employee, the average bonus based on all bonuses paid or payable to the affected employee. If employment is terminated due to the scheduled expiration of an employment agreement, the affected employee is entitled to severance pay in an amount equal to five years' base salary. In each of these employment agreements, events constituting "termination by the employee for cause" include (i) the willful breach of any of the material obligations of VCA to the employee under his employment agreement; (ii) the relocation of the chief executive offices of VCA outside of Los Angeles County, California; or (iii) in the case of employees who also serve as members of the Board, the failure of the employee to be reelected to, or the removal of the employee from, the Board. "Change of control" is defined in each of these agreements to include (a) a consolidation or merger of VCA into another entity in which VCA is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of VCA in which the stockholders of VCA immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease or other transfer of all or a significant portion of the assets of VCA, (c) the approval by the stockholders of VCA of any plan or proposal for the liquidation or dissolution of VCA, (d) the ownership by any person, who at the effective date of the employment agreement owned less than 10% of the Common Stock of the Company, of 20% or more of the Common Stock of the Company or (e) during any consecutive two year periods, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the stockholders of VCA, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.


     In April 1992, VCA entered into an agreement with Tomas W. Fuller, Chief Financial Officer, Vice President and Assistant Secretary of VCA, pursuant to which it agreed that if Mr. Fuller's employment is terminated without cause (as defined above), VCA will pay to Mr. Fuller severance pay equal to six months' salary.

STATEMENT REGARDING TAX POLICY COMPLIANCE


     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the deductible allowable to the Company for compensation paid to the chief executive officer and each of the four most highly compensated executive officers to $1,000,000. Qualified performance-based compensation is excluded from this limitation if certain requirements are met, including receipt of stockholder approval. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. Notwithstanding the Company's policy to preserve federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payments, such as salary, bonuses or otherwise that may cause an executive officer's income to exceed the deductible limits.

STOCK INCENTIVE PLANS

     The Company has in effect the 1987 Stock Incentive Plan, 1993 Stock Incentive Plan, 1995 Stock Incentive Plan (collectively, the "Previous Plans") and the 1996 Stock Incentive Plan (the "1996 Plan" and, together with the Previous Plans, the "Plans"). The purpose of the Plans is to advance the interests of VCA and its stockholders by strengthening VCA's and its subsidiaries' ability to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to VCA's long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all
stockholders of VCA.   At the date of this Proxy Statement, options to
purchase all 1,500,000 shares of Common Stock underlying the Previous Plans have been granted. Subject to adjustment for stock splits, stock dividends and other similar events, the total number of shares of Common Stock reserved for issuance under the 1996 Plan is 1,500,000 shares. As of December 31, 1996, options to purchase 210,794 shares of Common Stock have been issued and are outstanding under the 1996 Plan.


     The 1996 Plan currently is administered by the Compensation Committee of the Board of Directors, each member of which is a non-employee director, a Disinterested Person (as defined in Rule 16b-3 promulgated under the Exchange Act), and an Outside Director (as defined in Section 162(m) of the Code.) The 1996 Plan provides that options may be granted to non-employee directors who are designated as eligible persons by the Board of Directors, other non-employee directors, subject to certain limitations, officers (including officers who are directors), employees and consultants of VCA and its subsidiaries. The Compensation Committee will determine the persons to be selected as optionees, the terms of vesting of options and the number of shares of Common Stock to be subject to each option. In the sole and absolute discretion of the Compensation Committee, such options may be either "incentive stock options" within the meaning of Section 422 of the Code, or non-statutory options. In addition, no participant shall be granted options with respect to more than 500,000 shares of Common Stock during any one year period. Non-employee directors shall be entitled to receive the following: (i) the nondiscretionary grant of a non-statutory option to purchase 10,000 shares of Common Stock upon the non-employee director's election or appointment to the Board of Directors, and (ii) for so long as the non-employee director remains on the Board of Directors, an annual nondiscretionary grant on the date of VCA's annual meeting of stockholders of non-statutory options to purchase 5,000 shares of Common Stock. Unless designated "eligible persons," non-employee directors are not eligible for additional grants. All options granted to the non-employee directors shall have an exercise price equal to 100% of the fair market value of the shares of Common Stock on the date of grant and shall vest in 12 equal monthly installments.

STOCK PERFORMANCE GRAPH

     The following chart presents for the five-year period commencing December 31, 1991, the yearly percentage change in the Company's cumulative total return on its shares of Common Stock with the cumulative total return for the same period, assuming a $100 investment made on December 31, 1991, of the Nasdaq Stock Market Index (US) (December 31, 1991 = 100) and the Russell 2000 Index (December 31, 1991 = 100). "Cumulative total return" of the Company's shares of Common Stock is measured by dividing (i) the difference between the Company's share price at the end and beginning of the measurement period; by (ii) the share price at the beginning of the measurement period, with share prices adjusted for stock splits and stock dividends, if any, effected during the period. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

               COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG VETERINARY CENTERS OF AMERICA, INC.,
       THE NASDAQ STOCK MARKET - US INDEX AND THE RUSSELL 2000 INDEX

                     [PERFORMANCE GRAPH APPEARS HERE]


*    $100 INVESTED ON 12/31/91 IN STOCK OR INDEX -
     INCLUDING REINVESTMENT OF DIVIDENDS
     FISCAL YEAR ENDING DECEMBER 31.


                                                     Cumulative Total Return
                                     _______________________________________________
                                           12/91     12/92   12/93  12/94  12/95   12/96

Veterinary Ctrs. Amer. Inc.     VCAI        100       168     168    216    435     284

NASDAQ STOCK MARKET - US        INAS        100       116     134    131    185     227

RUSSELL 2000                    IR20        100       119     141    139    178     207


                     SECURITIES EXCHANGE ACT FILINGS

     Section 16(a) of the Exchange Act requires VCA's executive officers, directors and persons who own more than ten percent of a registered class of VCA's equity securities to file reports of ownership and changes in ownership with the Commission. Executive officers, directors, and greater-than-ten percent stockholders are required by the regulations of the Commission to furnish VCA with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, VCA believes that, during the year ended December 31, 1996, (i) Robert Antin, Arthur Antin and Neil Tauber, the Chief Executive Officer, Chief Operating Officer and Senior Vice President of Development, respectively, each filed one late Form 4 relating to the sale of 62,000, 100,000 and 102,590 shares of the Company's common stock, respectively, (ii) Tomas Fuller, the Chief Financial Officer, filed one late Form 4 relating to the exercise of stock options covering 30,000 shares of Common Stock and the subsequent sale of 32,833 shares of the Company's Common Stock and (iii) Deborah Moore, the Controller, filed one late Form 4 relating to the exercise of stock options covering 8,733 shares of Common Stock and the subsequent sale of 8,733 shares of the Company's Common Stock. Otherwise, all relevant Section 16(a) filing requirements were complied with.


                         PROPOSALS OF STOCKHOLDERS

     A proper proposal submitted by a stockholder for presentation at VCA's 1998 Annual Meeting and received at VCA's executive offices no later than January 22, 1998, will be included in VCA's Proxy Statement and form of proxy relating to the 1998 Annual Meeting.


     Under the Bylaws, to bring business before an annual meeting, a stockholder must give written notice thereof to the Secretary of VCA not less than 60 nor more than 90 days before such meeting. The notice must set forth the name, address and number of shares owned by the stockholder making the proposal, a brief description of the business desired to be brought before the meeting and the reasons for conducting it at such meeting, as well as such other information as would be required to be disclosed in the solicitation of proxies under Regulation 14(a) under the Exchange Act. Nomination for the Board of Directors must also include the written consent of the nominee to be elected and serve.

                      INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent certified public accountants, were selected by the Board of Directors to serve as independent auditors of VCA for the fiscal year ended December 31, 1996, and have been selected by the Board of Directors to serve as independent auditors for the fiscal year ending December 31, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

                               OTHER MATTERS

     The Board of Directors is not aware of any matter to be acted upon at the Annual Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

                        ANNUAL REPORT ON FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TOMAS FULLER, CHIEF FINANCIAL OFFICER, 3420 OCEAN PARK
BOULEVARD, SUITE 1000, SANTA MONICA, CALIFORNIA 90405.


                              ON BEHALF OF THE BOARD OF DIRECTORS


                              Arthur J. Antin
                              CHIEF OPERATING OFFICER, SENIOR VICE
                              PRESIDENT AND SECRETARY

DATED:  As of May 12, 1997

                    VETERINARY CENTERS OF AMERICA, INC.
                 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


     The undersigned, a Stockholder of VETERINARY CENTERS OF AMERICA, INC. a Delaware corporation, (the "Company") hereby appoints ROBERT L. ANTIN and TOMAS W. FULLER, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 17, 1997, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:


     The Board of Directors recommends a WITH vote on Proposal 1.

     1.   ELECTION OF DIRECTORS, as provided in the Company's Proxy
          Statement:

          ___ WITH    ___ WITHOUT  Authority to vote for the nominees
                                   listed below.

          (INSTRUCTIONS:  TO WITHHOLD AUTHORITY FOR THE NOMINEE,
          LINE THROUGH OR OTHERWISE STRIKE OUT  NAME BELOW)

                    Robert L. Antin           Richard Gillespie




     The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. WITH RESPECT TO MATTERS NOT KNOWN AT THE TIME OF THE SOLICITATION HEREOF, SAID PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

     This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated May 12, 1997 relating to the Meeting.

                    Date:  ___________, 1997



                    ________________________________________



                    ________________________________________
                    Signature(s) of Stockholder(s)
                    (See Instructions Below)

                    The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, execu-tor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.


                        THIS PROXY IS SOLICITED BY

       THE BOARD OF DIRECTORS OF VETERINARY CENTERS OF AMERICA, INC.